UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2009
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51737	43-2069359

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10375 Park Meadows Dr., Suite 375 Lone Tree, Colorado	80124

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 216-9500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 3, 2009, Global Employment Holdings, Inc. (“Global”) and Dan Hollenbach agreed to end Mr. Hollenbach’s employment agreement with Global effective July 3, 2009. Mr. Hollenbach will no longer serve as Chief Financial Officer, Secretary, Treasurer or Principal Financial and Accounting Officer of Global after July 3, 2009. Mr. Hollenbach may assist Global after July 3, 2009 on certain reporting and other financial projects in a consultative role.
On June 8, 2009, Global’s board of directors appointed Paige Burkes, age 41, to fill the position of Chief Financial Officer and Principal Financial and Accounting Officer of Global and our wholly-owned subsidiary, Global Employment Solutions, Inc. (“GES”), effective July 4, 2009. From January 2008 to the present, Ms. Burkes has served as a contract Chief Financial Officer for various companies in the Denver, Colorado metropolitan area. Ms. Burkes was employed by ENS, Inc., a subsidiary of NWH, Inc., a publicly-held health care e-commerce company as senior vice president of finance from November 1999 to December 2007. Her responsibilities included all financial, treasury and human resource management. From July 1996 through October 1999, she pursued personal interests outside the business community. Ms. Burkes worked at Coopers & Lybrand, now PricewaterhouseCoopers, from May 1989 to April 1996, leaving as a business assurance manager. Ms. Burkes is a certified public accountant licensed in Colorado, a certified management accountant and she received her B.S. in accounting from Boston College.
Also on June 8, 2009, GES entered into an employment agreement with Ms. Burkes. Ms. Burkes’ employment may be terminated by either party, for any reason, with or without notice or cause. Her current annual base salary is $165,000 and she is eligible in her first year of employment for an annual bonus of up to $40,000 ($10,000 of which will be guaranteed) tied to GES meeting certain EBITDA targets and performance criteria for Ms. Burkes established by our compensation committee, both of which will be prorated for time worked between her start date and December 31, 2009. Ms. Burkes is entitled to a monthly car allowance of $400 and a relocation allowance of up to $10,000, subject to certain restrictions. On June 8, 2009 in connection with retaining Ms. Burkes, our compensation committee awarded her 25,000 options to purchase common stock under Global’s 2006 Stock Option Plan. Each stock option is exercisable into one share of Global’s common stock at an exercise price of $0.75. The term of the options is 10 years and 1/3 of the options vest on each anniversary of her start date. She is eligible to receive an additional grant of 25,000 stock options after she has completed six months of continuous employment with Global.
Ms. Burkes’ employment agreement provides that if her employment is terminated without cause, except in the case of a sale of Global, she will be entitled, after execution of Global’s standard form release agreement, to severance payments equal to up to three months of base salary payable upon termination. In the case of a sale of Global that results in the termination of Ms. Burkes’ employment or a material adverse change in her duties and responsibilities, she will be entitled, after execution of Global’s standard form release agreement, to severance payments equal to up to six months of base salary payable over a one year period following her termination.
Ms. Burkes’ employment agreement contains a noncompetition agreement as well as customary non-disclosure, non-solicitation and non-competition provisions.
Item 9.01 Exhibits

Exhibit #	Description	Reference
10.1	Employment Agreement, dated as of June 8, 2009, between Global Employment Solutions, Inc. and Paige Burkes	Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Employment Holdings, Inc.
Date: June 9, 2009	By:	/s/ Dan Hollenbach
Dan Hollenbach
Chief Financial Officer

Item 9.01 Exhibits

Exhibit #	Description	Reference
10.1	Employment Agreement, dated as of June 8, 2009, between Global Employment Solutions, Inc. and Paige Burkes	Filed herewith.